                                                                    Exhibit 12.1

                                              Alliance Imaging, Inc.
                                        Ratio of Earnings to Fixed Charges
                                              (Dollars in thousands)
                                             Years ended December 31,                                Nine months ended
                           ---------------------------------------------------------------------------------------------------------
                              1992         1993         1994         1995         1996          9/30/96            9/30/97
Income (loss) before
  income taxes and
  extraordinary gains      $  1,819    $ (19,992)    $ (17,966)    $  4,829     $ 7,561        $  6,006           $ 10,231

Add:
    Fixed charges            12,343       11,815        11,685        5,694       6,885           4,913              6,036
                          ---------------------------------------------------------------------------------------------------------
Earnings                   $ 14,162    $  (8,177)    $  (6,281)    $ 10,523     $14,446        $ 10,919           $ 16,267
                          =========================================================================================================
Fixed charges:
    Interest               $ 10,846    $  10,507     $  10,758     $  5,053     $ 5,758        $  4,184           $ 5,315
    Interest portion
     of rent expense
     (33%)                    1,497        1,308           927          641       1,127             730               721
                          ---------------------------------------------------------------------------------------------------------
Total fixed charges       $  12,343    $  11,815     $  11,685     $  5,694     $ 6,885        $  4,913          $  6,036
                          =========================================================================================================
Ratio of earnings to fixed
  charges (1)                   1.2          -             -             1.9        2.1             2.2               2.7


                                            Proforma Combined
                                    Year ended        Nine months ended
                           --------------------------------------------
                                     12/31/96              9/30/97
Income (loss) before income
  taxes and extraordinary
  gains                             $  (8,309)          $     (675)

Add:
    Fixed charges                      21,263               15,823
                           --------------------------------------------
Earnings                            $  12,954           $   15,148
                           ============================================

Fixed charges:
    Interest                        $  20,136           $  15,102
    Interest portion of
     rent expense (33%)                 1,127                 721
                         --------------------------------------------
Total fixed charges                 $  21,263           $  15,823
                         ============================================
Ratio of earnings to fixed
  charges (1)                            -                   -

(1) Earnings were insufficient to cover fixed charges by $19,992, $17,966, $8,307 and $675 in the years ended December 31, 1993, 1994, 1996 (pro forma)
and nine months ended September 30, 1997 (pro forma), respectively.